                                  EXHIBIT 10.18

February 22, 1996

Frontier Corporation
180 South Clinton Avenue
Rochester, New York  14646-0700

Dear Mr. Moses:

     With due regard to your recent increase in responsibility as an executive officer of Frontier Corporation ("Frontier") and its subsidiaries and affiliates (together, the "Company"), the Board of Directors of Frontier (the "Board") has determined that it is in the best interests of the Company and its shareowners to avail itself of your continued dedication and service to the Company. It is therefore the intent of this Agreement to encourage your service to the Company by providing you with compensation and benefit arrangements while you fulfill your duties, which provide you with a measure of security commensurate with your importance to the Company.

     Upon your signature on a counterpart of this Agreement, the following terms and conditions shall become effective as of November 20, 1995 (the "Effective Date"), and shall supersede any and all prior agreements between the Company and you related to the subject matter hereof, except that this Agreement shall not supersede any stock option agreements related to your prior service with ALC Communications Corporation ("ALC"), which shall each remain in full force and effect.

     1.   Employment

     1.1 Employment term. The Company hereby employs Marvin C. Moses (the "Employee") as Vice Chairman and Chief Financial Officer of Frontier, and as Chief Financial Officer of ALC. The Employee shall also serve as a director on the Board and a member of the Board's Executive Committee as selected and elected by the Board and the Company's shareowners. The term of the Employee's employment (the "Employment Term") shall commence on the Effective Date and shall continue until December 31, 1999 unless sooner terminated in accordance with Section 7.

     1.2 Duties and Responsibilities. The Employee shall perform all duties incidental to his position with the Company, or as may be assigned to him by the Chairman and CEO, and shall cooperate fully with the executive officers of the Company. Notwithstanding the foregoing or anything else contained in this Agreement to the contrary, (i) Employee may from time to time devote such time as he may determine reasonable to various charitable and other community activities, and (ii) Employee may from time to time devote a portion of his time to his own, personal investments and projects (for which he may or may not receive compensation), provided the amount of time he devotes does not materially affect his duties under this Agreement. The Company and the Employee agree that the Employee shall be able to work from an office in a location that is mutually agreeable to the Company and the Employee, and the Company and the Employee shall determine together whether and when relocation is appropriate. If the Company designates a work location other than Bingham Farms, Michigan, the Employee agrees to spend an amount of time reasonable under the circumstances working at such designated work location.

     1.3 Extent of Service. The Employee agrees to use his best efforts in the business of the Company and to devote his full time, attention and energy to the business of the Company. The Employee shall not work, including on either a part-time or independent contracting basis, for any other business or enterprise during the Employment Term without the Company's prior written consent.

     1.4 Compensation. The Employee shall receive annual Base Compensation, commencing as of the Effective Date until January 31, 1996, of $350,000, and thereafter of $450,000. Such annual Base Compensation shall thereafter be adjusted consistent with the performance of the Company and the Employee, but in no event less than $450,000. The Employee shall participate in the Company's short term incentive compensation program, with a bonus potential at Standard rating of 60% and at Premier rating of 105% of the Employee's Base Compensation for the calendar years 1995 (prorated from the Effective Date) and 1996 based on the performance of the Company and the Employee relative to certain Performance Goals established by the Chairman and CEO and concurred in by the Board. The Employee's short term incentive compensation for periods after 1996 shall be established by the Chairman and CEO and concurred in by the Board, consistent with the performance of the Company and the Employee. The Employee shall be eligible to participate in the retirement and pension plans currently maintained by the Company for its executive employees (the "Plans"). The Employee's prior employment in the telecommunications industry (the "Qualifying Service") shall be bridged for all purposes under the Plans as follows: half of the Employee's Qualifying Service shall be bridged effective on September 1, 1997 and the remaining half of the Employee's Qualifying Service shall be bridged effective on September 1, 1999. Notwithstanding the foregoing, however, the Plans may be amended, modified or terminated by the shareowners of the Company or by the Board or any committee thereof to which has been duly delegated the authority to so amend, modify or terminate the Plans.

     1.5 Options. The Company acknowledges that the Employee has received options in Frontier's stock under the Frontier
Management Stock Incentive Plan (the "Stock Option Plan") as set forth below:


     Grant Date and Amount Granted      Vesting Schedule
     -----------------------------      ----------------
     August 16, 1995:  100,000          1/3 on August 16, 1996
                                        1/3 on August 16, 1997
                                        1/3 on August 16, 1998


     The Company agrees that the Employee shall hereinafter have the right to earn, as described below, additional options, according to the following schedule, so long as the Employee meets the Performance Goals set for him by the Company on an annual basis and so long as the Employee remains in the employ of the Company:

     Grant Date and Amount Granted      Vesting Schedule
     -----------------------------      ----------------
     August 16, 1996: 100,000           1/3 on August 16, 1997
                                        1/3 on August 16, 1998
                                        1/3 on August 16, 1999

     August 16, 1997: 100,000           1/3 on August 16, 1998
                                        1/3 on August 16, 1999
                                        1/3 on August 16, 2000


To the extent permitted under the Stock Option Plan, the grants provided for above shall be Incentive Stock Options. Notwithstanding any other agreement by and between the Employee and the Company, should the Employee's employment with the Company be terminated under either Sections 7.4 or 7.5 hereunder, the Employee shall have the right to exercise in full, for 30 days following the date of his termination, any options previously granted to the Employee pursuant to this Section 1.5, which have vested as of the date of his termination.

     2. Expenses. The Company shall reimburse the Employee for the reasonable expenses incurred by him in connection with his performance of services hereunder during the Employment Term upon presentation to the Company of any itemized account and written proof of such expenses.

     3. Developments. All developments, including trade secrets, discoveries, improvements, ideas and writings which either directly or indirectly relate to or may be useful in the business of the Company (the "Developments") which the Employee, either by himself or in conjunction with any other person or persons, shall conceive, make, develop, acquire or acquire knowledge of during the Employment Term, shall become and remain the sole and exclusive property of the Company. The Employee hereby assigns, transfers and conveys, and agrees to so assign, transfer and convey, all of his right, title and interest in and to any and all such Developments and to disclose fully as soon as practicable, in writing, all Developments to the Chairman and CEO. At any time and from time to time, upon the request of the Company, the Employee will execute and deliver to the Company any and all instruments, documents and papers, give evidence and do any and all other acts which, in the opinion of counsel for the Company, are or may be necessary or desirable to document such transfer or to enable the Company to file and prosecute applications for and to acquire, maintain and enforce any and all patents, trademark registrations or copyrights under United States or foreign law with respect to any such Developments or to obtain any extension, validation, reissue, continuance or renewal of any such patent, trademark or copyright. The Company will be responsible for the preparation of any such instruments, documents and papers and for the prosecution of any such proceedings and will reimburse the Employee for all reasonable expenses incurred by him in compliance with the provisions of this Section 3.

     4. Confidential Information. The Employee acknowledges that by reason of his employment by and service to the Company he will have access to confidential information of the Company including, without limitation, its strategies and corporate plans, information and knowledge pertaining to products and services, methods of operation, sales and profit figures, customer lists and relationships between the Company and its customers, suppliers and others who have business dealings with it. The Employee covenants that, either during or after the Employment Term, he will not disclose any such information to any person without the prior written authorization of the Board.

     5. Non-Competition. The provisions of this Section 5 shall supersede any conflicting terms contained in any other agreement, instrument, contract or arrangement by and between the Employee and the Company, including, but not limited to, any option award described in Section 1.5.

     5.1  During the Employment Term   The Employee shall not,
unless acting pursuant hereto or with the prior written consent of the Board, directly or indirectly, (i) own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be associated as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit his name to be used in connection with, any business or enterprise that is engaged in any business that is competitive with the business conducted during the Employment Term by the Company, or, during the Employment Term and for six months thereafter, (ii) offer or provide employment (whether such employment is with the Employee or any other business or enterprise), either on a full-time or part-time or consulting basis, to any person who then currently is, or who within three months prior thereto had been, employed by the Company; provided, however, that this provision shall not be construed to prohibit the ownership by the Employee of not more than 1% of any class of securities of any corporation which is engaged in a business competitive with the Company and has a class of securities registered pursuant to the Securities Exchange Act of 1934.

     5.2 Following the Employment Term Upon Employee's termination of employment, for any reason, the Employee covenants and agrees that on or prior to August 16, 1997, he shall not be a full time consultant, agent, representative or employee of LCI Communications, Inc., WorldCom Corporation, Cable & Wireless, Inc. or AT & T (the "Competitors"). The foregoing notwithstanding, however, the Employee shall not be deemed to be in violation of this covenant if the Employee becomes a full time consultant, agent, representative or employee of an entity which, within such time period, is acquired by a Competitor pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer, purchase of all or substantially all the assets of such entity or other similar transaction.

     5.3 Savings Clause. In the event that the provisions of this Section 5 should ever be adjudicated to exceed the time, geographic, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic or other limitations permitted by applicable law.

     6.   Indemnification

          A. ALC and Employee agree to bind themselves to the provisions of the Amended and Restated Bylaws of ALC, attached hereto and made a part hereof as Exhibit 6.A., as a contractual agreement between them.

          B. Allnet Communication Services, Inc. and Employee agree to bind themselves to the provisions of the Amended and Restated Bylaws of Allnet Communication Services, Inc., attached hereto and made a part hereof as Exhibit 6.B., as a contractual agreement between them.

          C. Frontier and Employee agree to bind themselves to the provisions of the Amended and Restated Bylaws of Frontier, attached hereto and made a part hereof as Exhibit
     6.C., as a contractual agreement between them.

     7.   Termination

     7.1 Disability or Death. In the event that the Employee shall die or is unable to perform his duties and responsibilities hereunder to the full extent required by the Chairman and CEO by reason of illness, injury or incapacity for six consecutive months, during which time he shall continue to be compensated hereunder, the Employee's employment hereunder shall be terminated and the Company shall have no further liability or obligation to the Employee, or to his executors, administrators, heirs, assigns or any other person claiming under or through him hereunder, except for unpaid salary, incentive compensation (including for partial periods) and benefits including unreimbursed expenses accrued to the date of termination. The Employee agrees, in the event of any dispute under this Section
7.1 regarding his health, to submit to a physical examination by a licensed physician selected by the Company, the cost of such examination to be borne by the Company.

     7.2 Cause by the Company. The Employee's employment hereunder may be terminated by the Chairman and CEO at any time for "cause." "Cause" shall mean the failure of the Employee to observe or perform (other than by reason of illness, injury or incapacity) any of the terms or provisions of this Agreement, dishonesty, willful misconduct, conviction of a felony or other crime involving moral turpitude, misappropriation of funds, habitual insobriety, use of controlled substances (other than under the supervision of a licensed physician), or other proper cause. Except as otherwise specified, the Company shall have no liability or obligation to the Employee hereunder upon termination under this Section 7.2 except for: (i) unpaid salary,
(ii) incentive compensation in respect of full annual, but not partial, periods ended prior to the date of termination, (iii) benefits including unreimbursed expenses accrued to the date of termination and which are payable upon termination and (iv) any obligation arising under any of the Company's (and ALC's) stock option plans and stock awards.

     7.3 Failure to Meet Goals. The Chairman and CEO may terminate the Employee's employment hereunder at any time for material failure to meet the Performance Goals. The Company shall have no liability or obligation to the Employee hereunder upon termination under this Section 7.3 except for: (i) unpaid salary, (ii) incentive compensation in respect of periods

(including partial periods) ended prior to the date of termination, (iii) benefits including unreimbursed expenses accrued to the date of termination and which are payable upon termination, (iv) any obligation arising under any of the Company's (and ALC's) stock option plans and stock awards and (v) the salary to which the Employee would have been entitled for the succeeding twelve months, payable in installments at the times the same would have become due but for the termination, as well as during such time period all employee benefits to which Employee was entitled prior to such termination, other than any officer perquisites and 401(k) plan participation, and upon substantially the same terms and conditions including, but not limited to, Life, Health and Long-Term Disability Insurance coverage; provided, however, that if Employee obtains full-time employment prior to the expiration of the twelve-month period, the provision of these benefits shall terminate although the salary shall continue for the remainder of the period.

     7.4 Without Cause by the Company. The Company may terminate the Employee's employment hereunder at any time, without cause.

          A. Upon such termination the Company shall not have any liability or obligation to the Employee hereunder except for (i) unpaid salary, (ii) incentive compensation in respect of periods (including partial periods) prior to termination, (iii) benefits including unreimbursed expenses accrued to the date of termination and which are payable upon termination, (iv) any obligation arising under any of the Company's (and ALC's) stock option plans and stock awards, (v) the salary to which the Employee would have been entitled for the succeeding twenty-four months, payable in installments at the time the same would have become due but for the termination, as well as during such time period all employee benefits to which Employee was entitled prior to such termination, other than any officer perquisites and 401(k) plan participation, and upon substantially the same terms and conditions including, but not limited to, Life, Health and Long-term Disability Insurance coverage; provided, however, that if Employee obtains full-time employment prior to the expiration of the applicable period, the provision of these benefits shall terminate, although the salary shall continue for the remainder of the period, and (vi) compensation equivalent to the sum of the prior incentive compensation awards for the two fiscal years immediately preceding said termination, payable pro rata over the period during which the salary is to be paid to Employee pursuant to Subsection 7.4(A)(v) herein.

          B.   Notwithstanding anything to the contrary in this
     Section 7.4, if Employee's termination occurs prior to August 16, 1996, the compensation payable to Employee under
     Section 7.4(A)(vi) shall be reduced by $500,000, and an identical sum (payable over the same period) shall be paid to Employee as consideration for the noncompete described in
     Section 5.2. For each month following August 15, 1996 during which no termination of employment occurs, the amount of consideration reallocated under this Section 7.4(B) shall be reduced by $41,666.67. Thus, for example, if the Company terminates Employee on February 16, 1997, the amount of consideration reallocated under this Section 7.4 shall be $250,000, computed as [$500,000 - ($41,666.67 x 6)].

          C.   Upon termination under this Section 7.4 (or
     Section 7.5 below), Employee shall be entitled to exercise all stock options previously granted to him by ALC, for a period of twelve months following such termination date, or such period as specified under the terms of ALC's 1990 Stock Option Plan, as amended, whichever is longer.

     7.5 Termination by the Employee. With or without cause, the Employee may terminate his employment hereunder by delivering written notice of such termination to the Company (the "Notice"), which notice shall specify an effective date of termination (the "Termination Date") at least sixty (60) days following the delivery date of the Notice.

          A. If the Termination Date is prior to April 1, 1997, the Employee shall receive, as an incentive for his continued dedication to the Company, each of the benefits described in Sections 7.4(A) and (C) above, subject to the reallocation of benefits described in Subsection 7.4(A)(vi), pursuant to Section 7.4(B).

          B. If the Termination Date is after March 31, 1997, and if Employee's termination is without cause, the Company's liability to the Employee shall include only (i) unpaid salary through the Termination Date, (ii) incentive compensation in respect of full annual, but not partial, periods ended prior to the date of termination, (iii) benefits including unreimbursed expenses accrued to the date of termination and which are payable upon termination and
     (iv) any obligation arising under any of the Company's (and ALC's) stock option plans and stock awards.

          C. If the Termination Date is after March 31, 1997, and if the Employee's termination is for cause against the Company, the Company's liability to the Employee shall include, in addition to the obligations described in Section 7.5(B) above, the obligation to pay the Employee incentive compensation in respect of partial periods prior to the Termination Date. For purposes of this Section 7.5(C) only, cause shall include the Company's failure to comply with any of its material obligations under this Agreement, after Employee has given notice of such failure to the Company and the Company has not cured such failure promptly after its receipt of such notice.

     7.6 Survival. Notwithstanding the expiration or termination of the Agreement, the obligations of the Company with respect to payment of compensation (Section 1.4), incentive compensation (Section 1.5) and expenses (Section 2) earned or otherwise owed to Employee prior to the expiration of the Agreement as well as salary and benefit continuation with respect to the applicable periods set forth in this Section 7 of the Agreement shall survive and remain in full force and effect. Notwithstanding either the expiration or termination of the Agreement, or the termination of the Employee's employment under this Section 7, the obligations of the Employee under Sections 3, 4 and 5 shall survive and remain in full force and effect, and the Company shall be entitled to equitable relief against the Employee pursuant to the provisions of Section 8. Further, upon termination of the Employee's employment under this Section 7, subject to Section 5.2, Employee shall have no restriction hereunder from owning, managing, operating, financing, joining, controlling or participating in the ownership, management, operation, financing or control of, or be associated as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit his name to be used in connection with any business or enterprise that is engaged in any business that is competitive with the business conducted during the Employment Term by the Company.
The liability of the Company, if any, for payments to the Employee by virtue of any wrongful termination of the Employee's employment hereunder shall not exceed the amount that would be payable to the Employee if the termination had been made under
Section 7.4.

     8. Equitable Relief. The Employee acknowledges that the restrictions contained in Sections 3, 4 and 5 are, in view of the nature of the business of the Company, reasonable and necessary to protect the legitimate interests of the Company, and that any violation of the provisions of those Sections will result in irreparable injury to the Company. The Employee also acknowledges that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, and to an equitable accounting of all earnings, profits and other benefits arising from any such violation, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. The Employee hereby agrees that in the event of any such violation the Company shall be entitled to commence an action for any such preliminary and permanent injunctive relief and other equitable relief in any court of competent jurisdiction and further irrevocably submits, for himself and in respect of his property, generally and unconditionally, to the jurisdiction of any Michigan state court located in Wayne or Oakland Counties or the United States court for the Eastern District of Michigan over any suit, action or proceeding arising out of or relating to this Section 8. The Employee hereby waives, to the fullest extent permitted by law, any objection that he may now or hereafter have to such jurisdiction or to the venue of any such suit, action or proceeding brought in such a court and any claim that such suit, action or proceeding has been brought in an inconvenient forum. The Employee agrees that effective service of process may be made upon him by mail under the notice provisions contained in Section 11.

     9. Litigation Expenses. In the event of a lawsuit by either party to enforce the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable costs, expenses and attorneys' fees from the other party.

     10. Life Insurance. The Company agrees to insure the life of the Employee, and to pay the entire premium, under a term life insurance policy continuing during the duration of the Employment Term in an amount of at least $500,000, with the Employee having the sole right to designate one or more beneficiaries under such insurance policy.

     11. Notice. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when mailed by registered or certified mail, return receipt requested, as follows (provided that notice of change of address shall be deemed given only when received):

               If to the Company, to:

                    Frontier Corporation
                    180 South Clinton Avenue
                    Rochester, New York 14646
                    Attention:  Chairman and CEO

               If to the Employee, to his residence
               as shown from time to time on the
               records of the Company

or to such other name or address as the Company or the Employee, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section.

     12. Contents of Agreement, Amendment and Assignment. This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified or terminated except upon written amendment. all of the terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Employee hereunder are of a personal nature and shall not be assignable in whole or in part by the Employee; provided, however, that in the event that the Company effects a merger with any corporation, or in the event that the business of the Company is otherwise combined with the business of any corporation or entity, then, notwithstanding anything herein to the contrary, the provisions of Section 1 hereof shall be applicable only with respect to the division or other unit of the Company or of such other corporation or entity that conducts the business previously conducted by the Company.

     13. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision in any other jurisdiction.

     14. Remedies Cumulative; No Waiver. No remedy conferred upon the Company by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by the Company in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by the Company from time to time and as often as may be deemed expedient or necessary by the Company in its sole discretion.

     15. Applicable Law. This Agreement shall be governed by the laws of the State of New York, notwithstanding the provisions contained herein regarding personal jurisdiction and venue.

     16. Counterparts. This Agreement may be signed by the parties in one or more counterparts, each of which shall be one original but all of which together will constitute one and the same instrument.

If this Agreement correctly sets forth our agreement on its subject matter, please sign and return to me the enclosed copy of this Agreement. Please keep the other copy for your records.

                                   Sincerely,

                                   FRONTIER CORPORATION


                                    /s/ Ronald L. Bittner
                                   By:-------------------
                                        Ronald L. Bittner
                                   Its: Chairman and CEO

Agreed to on February 22, 1996
/s/ Marvin C. Moses
-----------------------------
Marvin Moses